ISSI Announces Second Fiscal Quarter 2015 Results

MILPITAS, Calif., April 29, 2015 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI) today reported financial results for the second fiscal quarter ended March 31, 2015.

Second Fiscal Quarter and Recent Highlights:

  Total revenue of $80.1 million, compared to $80.9 million in the first fiscal quarter of 2015 and $80.9 million in the second fiscal quarter of 2014;
  Automotive revenue increased 6.7% from the prior year, and communications revenue increased 2.1% sequentially;
  Gross margin was 35.0%, compared to 36.0% in the first fiscal quarter of 2015 and 34.3% in the second fiscal quarter of 2014;
  GAAP net income was $0.03 per diluted share and non-GAAP net income was $0.18 per diluted share;
  Ended the quarter with cash, restricted cash, and short-term investments of $135.6 million;
  Announced a quarterly cash dividend of $0.06 per share to be paid on May 22, 2015 to stockholders of record as of May 11, 2015;
  Announced the execution of a merger agreement under which a Chinese consortium of investors led by Summitview Capital will acquire all of the outstanding shares of ISSI for $19.25 per share in cash; and
  Announced the execution of an equipment lease agreement with Powerchip Technology Corporation (Powerchip) whereby ISSI will purchase and lease semiconductor manufacturing equipment to Powerchip for a period of six years, and receive manufacturing capacity and a guaranteed supply of wafers through 2021.

"Revenue in the second fiscal quarter reflected softer than anticipated demand across our end markets as well as reduced flash sales due to the ongoing wafer shortage. However, design activity in the quarter was strong, including a number of large DDR3 and mobile DRAM wins for automotive and industrial applications. We also secured our first design wins for RLDRAM®3 memory and for our flash products in an automotive application. Additionally, analog revenue increased in the quarter compared to the first fiscal quarter as we continue to gain customer traction with key new products, in particular for our higher margin business outside of China," said Scott Howarth, ISSI's President and CEO.

"Further, we continue to work closely with the consortium led by Summitview Capital in completing the required filings and approvals for the proposed acquisition of ISSI. We currently expect to complete the transaction in the third calendar quarter. As part of this process, our special meeting of stockholders to consider the transaction has been scheduled for June 3, 2015."

Second Fiscal Quarter 2015 Results
Revenue in the second fiscal quarter ended March 31, 2015 was $80.1 million, compared to $80.9 million in the first fiscal quarter of 2014 and $80.9 million in the second fiscal quarter of 2014. Revenue in the second fiscal quarter of 2015 included $73.2 million of SRAM and DRAM revenue, $5.0 million of NOR flash revenue, and $1.9 million of analog revenue.

GAAP gross margin in the second fiscal quarter was 35.0%, compared to 36.0% in the December 2014 quarter and 34.3% in the March 2014 quarter.

GAAP net income in the second fiscal quarter of 2015 was $1.1 million, or $0.03 per diluted share, compared to GAAP net income of $3.2 million, or $0.10 per diluted share, in the December 2014 quarter and GAAP net income of $8.8 million, or $0.28 per share, in the March 2014 quarter.

Non-GAAP net income in the March 2015 quarter was $5.9 million, or $0.18 per diluted share, compared to $6.3 million, or $0.20 per diluted share, in the December 2014 quarter and $7.4 million, or $0.24 per diluted share, in the March 2014 quarter.

Non-GAAP results exclude stock based compensation, amortization of intangibles related to acquisitions, legal expenses related to our litigation with GSI Technology, incremental proxy and acquisition related expenses, gains on the sales of investments, and non-cash tax expense related to the utilization of previously recorded deferred tax assets. A reconciliation of our GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Dividend Payment
The ISSI Board of Directors has approved a dividend of $0.06 per share to be paid on May 22, 2015, to stockholders of record as of May 11, 2015.

June Quarter Outlook
The Company will not be providing financial guidance due to the pending acquisition.

Conference Call Information
A conference call will be held today at 7:00 a.m. Pacific Time to discuss the Company's second fiscal quarter 2015 financial results. To access ISSI's conference call via telephone, dial 1-888-428-9490 by 6:50 a.m. Pacific Time. The participant passcode is 7368687. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information
In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP operating income, provision for income taxes and net income for certain periods that exclude stock based compensation, amortization of intangibles related to acquisitions, legal expenses related to our litigation with GSI Technology, incremental proxy and acquisition related expenses, gains on sales of investments, and non-cash tax expense related to the utilization of previously recorded deferred tax assets. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented its non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the impact of the items described above. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company
ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, and (iv) digital consumer. The Company's primary products are low, medium and high density DRAM and high speed and low power SRAM. The Company also designs and markets NOR flash products and high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com/.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning our guaranteed supply of wafers through 2021, ongoing wafer shortage, continuing to gain customer traction with key new products and completing the acquisition transaction in the third calendar quarter are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include obtaining stockholder approval of the acquisition transaction, the ability to complete the restructuring of ISSI's operations in Taiwan, the satisfaction of the other closing conditions in the definitive merger agreement (including regulatory approvals), supply and demand conditions in the market place (especially in the automotive market and the industrial market), unexpected reductions in average selling prices for ISSI's products, ISSI's ability to sell its products in its key markets (including automotive and industrial) and the pricing and gross margins achieved on such sales, ISSI's ability to continue to control or reduce operating expenses (including merger related expenses), ISSI's ability to obtain a sufficient supply of wafers, wafer pricing, ISSI's ability to maintain sufficient inventory of products to satisfy customer orders, ISSI's ability to realize the expected benefits of its acquisitions including maintaining relationships with key customers, vendors and employees, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, the outcome of any existing or future litigation involving the acquisition transaction, intellectual property or other matters (including ISSI's existing litigation with GSI Technology) or other risks listed from time to time in ISSI's filings with the SEC, including ISSI's Form 10-Q for the quarter ended December 31, 2014. ISSI assumes no obligation to update or revise the forward-looking statements in this press release because of new information, future events, or otherwise. The information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2015	2014	2014

Net sales	$ 80,104	$ 80,868	$ 80,910
Cost of sales	52,056	53,118	51,765
Gross profit	28,048	27,750	29,145

Operating expenses:
Research and development	12,423	10,827	12,248
Selling, general and administrative	14,177	11,469	12,897
Total operating expenses	26,600	22,296	25,145

Operating income	1,448	5,454	4,000
Interest and other income (expense), net	365	375	162
Gain on the sale of investments	-	6,039	-

Income before income taxes	1,813	11,868	4,162
Provision for income taxes	682	2,910	926

Consolidated net income	1,131	8,958	3,236

Net income attributable to noncontrolling interests	(15)	(146)	(50)

Net income attributable to ISSI	$ 1,116	$ 8,812	$ 3,186

Basic net income per share	$ 0.04	$ 0.30	$ 0.10
Shares used in basic per share calculation	31,544	29,818	30,990

Diluted net income per share	$ 0.03	$ 0.28	$ 0.10
Shares used in diluted per share calculation	33,270	31,244	32,521

Reconciliation of GAAP to Non-GAAP Financial Measures

Operating income:
GAAP operating income	$ 1,448	$ 5,454	$ 4,000
Adjustments:
Merger related expenses	1,617	-	-
GSI litigation	1,202	213	693
Incremental proxy expenses	238	-	288
Chingis intangible asset amortization	347	347	347
Stock-based compensation expense	1,264	1,555	1,526
Total adjustments	4,668	2,115	2,854
Non-GAAP operating income	$ 6,116	$ 7,569	$ 6,854

Provision for income taxes:
On a GAAP basis	$ 682	$ 2,910	$ 926
Adjustments:
Non-cash tax expense	151	399	309
Tax impact of gains on sale of investments	-	2,114	-
Total adjustments	151	2,513	309
Non-GAAP provision for income taxes	$ 531	$ 397	$ 617

Net income attributable to ISSI:
On a GAAP basis	$ 1,116	$ 8,812	$ 3,186
Adjustments:
Merger related expenses	1,617	-	-
GSI litigation	1,202	213	693
Incremental proxy expenses	238	-	288
Chingis intangible asset amortization	347	347	347
Stock-based compensation expense	1,264	1,555	1,526
Gain on sales of investment	-	(6,039)	-
Non-cash tax expense	151	399	309
Tax impact of gains on sale of investments	-	2,114	-
Total adjustments	4,819	(1,411)	3,163
Non-GAAP net income	$ 5,935	$ 7,401	$ 6,349

Non-GAAP net income per share:
Basic	$ 0.19	$ 0.25	$ 0.20
Diluted	$ 0.18	$ 0.24	$ 0.20

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2015	2014
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 115,003	$ 137,534
Restricted cash	19,168	1,000
Short-term investments	1,431	1,477
Accounts receivable, net	49,096	50,458
Inventories	90,838	85,093
Other current assets	19,129	18,901

Total current assets	294,665	294,463
Property and equipment, net	57,266	58,847
Purchased intangible assets, net	4,399	5,093
Goodwill	9,178	9,178
Other assets	37,612	32,761
Total assets	$ 403,120	$ 400,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 50,705	$ 54,554
Accrued compensation and benefits	10,519	9,875
Accrued expenses	12,795	11,365
Current portion of long-term debt	195	195

Total current liabilities	74,214	75,989

Long-term debt	4,241	4,339
Other long-term liabilities	5,362	5,456

Total liabilities	83,817	85,784

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	373,639	364,587
Accumulated deficit	(50,522)	(51,076)
Accumulated other comprehensive loss	(5,970)	(1,044)

Total ISSI stockholders' equity	317,150	312,470

Noncontrolling interest	2,153	2,088

Total stockholders' equity	319,303	314,558
Total liabilities and stockholders' equity	$ 403,120	$ 400,342

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, (408) 969-6600, ir@issi.com, Shelton Group, Leanne Sievers, EVP, P: 949-224-3874, E: lsievers@sheltongroup.com, Matt Kreps, Managing Director, P: 214-272-0073, E: mkreps@sheltongroup.com